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                                                                 Exhibit 99.


                         [DEPARTMENT 56 INC. LETTERHEAD]



                                Investor Contacts:  Mark Kennedy/Tim Schugel
                                                    Telephone: (612) 944-5600

                DEPARTMENT 56 ANNOUNCES STOCK REPURCHASE PROGRAM

Minneapolis, MN, December 10, 1996 -- Department 56, Inc. (NYSE: DFS) today announced that the Board of Directors has authorized a stock repurchase program. The program, which is effective immediately, allows the repurchase in the open market of up to 1.5 million shares through the end of June, 1998. The timing, prices and amounts of shares repurchased will be determined at the discretion of management based on its view of prevailing economic and market conditions. If fully exercised, the authorization would reduce the number of Department 56 shares currently outstanding by approximately 7%.

"Department 56 enjoys very strong cash flow," said Susan Engel, President and Chief Executive Officer of Department 56. "This provides us with ample liquidity to repurchase shares while continuing to invest in our Company's growth," she added.

Department 56, Inc. is a leading designer, importer and distributor of fine quality collectibles and other specialty giftware products sold through gift and home accessory retailers. The Company is best known for its series of collectible, handcrafted lit ceramic and porcelain houses, buildings and related accessories in The Original Snow Village Collection and The Heritage Village Collection. In addition, Department 56, Inc. offers an extensive line of holiday and home decorative products, including its Snowbabies collectible porcelain and pewter hand-painted figurines, Christmas decorative products and other giftware items.



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                            Exhibit Index on Page 4